UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009 (September 4, 2009)

NATIONWIDE LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Ohio	2-64559	31- 4156830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

On September 4, 2009, Nationwide Life Insurance Company (NLIC) entered into a Plan and Agreement of Merger with its affiliate, Nationwide Life Insurance Company of America (NLICA), dated effective as of August 28, 2009, providing for the merger of NLICA with and into NLIC, with NLIC as the surviving entity. The closing of this merger is subject to satisfaction of customary closing conditions, including receipt of all required regulatory approvals (including from Commissioner of Insurance for the states of Ohio and California and the Commonwealth of Pennsylvania), and any necessary exemptions, approvals or non-disapprovals of the Securities and Exchange Commission. The merger is expected to close on or about December 31, 2009. The merger is being completed to streamline our capital structure and create operational efficiencies. Except for a change in the company name, the merger will not result in any changes to outstanding policies, contracts or accounts.

Item 8.01 – Other Events

On September 4, 2009, NLIC’s subsidiary, Nationwide Life and Annuity Insurance Company (NLAIC), entered into a Plan and Agreement of Merger with a subsidiary of NLICA, Nationwide Life and Annuity Company of America (NLACA), dated effective as of August 28, 2009, providing for the merger of NLACA with and into NLAIC, with NLAIC as the surviving entity. The closing of this merger is subject to satisfaction of customary closing conditions, similar to those described above (including from Commissioner of Insurance for the states of Ohio, California and Delaware), and any necessary exemptions, approvals or non-disapprovals of the Securities and Exchange Commission. This merger is also expected to close on or about December 31, 2009 and has been undertaken for the same purpose described above. Except for a change in the company name, this merger will not result in any changes to outstanding policies, contracts or accounts.

Item 9.01(d) – Financial Statements and Exhibits

10.1	–	Plan and Agreement of Merger, dated effective as of August 28, 2009, between Nationwide Life Insurance Company and Nationwide Life Insurance Company of America.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)

Date: September 10, 2009	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer
Senior Vice President – Chief Financial Officer